EXHIBIT 99.1

Zoom Telephonics Reports 2018 First Quarter Financial Results
Highlighted by a 62% Increase in Net Sales, Gross Margin Expansion, and Profitability

Company to Host Conference Call on Thursday, May 3, 2018 at 5:00 p.m. ET

Boston, MA, May 3, 2018 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP) (the “Company”), a leading producer of cable modems and other communication products, today reported financial results for its 2018 first quarter ended March 31, 2018.

2018 First Quarter Financial Highlights (comparisons to prior year’s period)

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Net sales increased 62.0% to $8.3 million due to the strength of Zoom’s Motorola brand products;
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Gross margin improved to 39.4% from 33.7%; and
●
Net income was approximately $359,000 or $0.02 per share, compared to a net loss of $1.1 million or $0.07 per share

Management Commentary
Frank Manning, Zoom’s President and CEO, commented on the quarter, “We were pleased to report dramatic organic growth, fueled primarily by increased sales of our Motorola brand cable modems and gateways products. Zoom is continuing to grow market share as a result of customers choosing our Motorola products based on strong retail sales channels, product quality, favorable customer reviews, and value. This year we will introduce exciting new Motorola cable modem/routers as well as launch new Motorola routers, DSL and MoCA products, cellular modems, and cellular sensors. Our balance sheet remains solid, and we are excited about our prospects and future growth in the US as well other countries.”

2018 First Quarter Financial Review
The Company reported an increase in net sales of 62.0% to $8.3 million for the first quarter ended March 31, 2018, up from $5.1 million for the first quarter ended March 31, 2017.

Gross profit was $3.3 million, or 39.4% of net sales, in the 2018 first quarter, as compared to $1.7 million, or 33.7% of net sales, for the same period of 2017.  The increase in gross profit was primarily due to an increase in sales of Motorola brand cable modems and gateways, which are higher margin products for the Company.

Operating expenses were $2.9 million, or 34.9% of net sales, in the 2018 first quarter, compared to $2.8 million, or 54.1% of net sales, in the same period of 2017. Selling expenses increased approximately $208,000 to $2.1 million for the 2018 first quarter, primarily due to increases in Motorola trademark royalty costs and in advertising expenses. General and administrative expenses slightly increased for the 2018 first quarter to $448,000 attributable to additional sales tax expense, which was largely offset by decreases in stock compensation expense. Research and development expenses were $410,000 for the 2018 first quarter, compared to $508,000 in the same period of 2017, as a result of decreases in certification expenses and in contracted app development costs.

Zoom reported net income of $359,000, or $0.02 per share, for the 2018 first quarter compared to a net loss of $1.1 million, or $0.07 per share, in the same period of 2017. The significant improvement in profitability was due to higher sales, improved gross profit margin, and lower operating expenses as a percentage of sales.

Balance Sheet Highlights
At March 31, 2018, Zoom had $423,000 in cash, $50,000 drawn on a $3.0 million line of credit, working capital of $3.2 million, a current ratio of 1.5, and no long-term debt.

(in thousands except for percentages)	3/31/2018	12/31/2017	% Changed
Cash	$423	$229	84.6%
Total Current Assets	$9,212	$8,239	11.8%
Total Assets	$9,726	$8,793	10.6%
Total Current Liabilities	$6,009	$5,621	6.9%
Working Capital	$3,203	$2,618	22.3%
Stockholders’ Equity	$3,717	$3,172	17.2%

Conference Call Details

Date/Time:    Thursday, May 3, 2018 – 5:00 p.m. ET

Participant Dial-In Numbers:
(United States):    866-393-7958
(International):    706-643-5255

Conference ID    1999214

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with the conference ID 1999214. An accompanying slide presentation will be available in .pdf format via the “Investor Relations” section of Zoom Telephonics’ website at www.zoomtel.com/SQ118 shortly before the call.

About Zoom Telephonics
Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. The Company’s worldwide Motorola license agreement includes cable modems and gateways, DSL modems and gateways, cellular modems and routers and sensors, and other Internet and network products. For more information about Zoom and its products, please visit www.zoomtel.com/investor and www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Forward Looking Statements
This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:
Adam Prior, Senior Vice-President
The Equity Group Inc.
Phone: 212-836-9606
Email: aprior@equityny.com

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months Ended March 31, 2018 and 2017
     (in thousands, except per share data)

	Three Months Ended
	3/31/18	3/31/17

Net sales	$8,337	$5,146
Cost of goods sold	5,056	3,412

Gross profit	3,281	1,734

Operating expenses:
Selling	2,055	1,847
General and administrative	448	431
Research and development	410	508
Total operating expenses	2,913	2,786

Operating profit (loss)	368	(1,052)

Other income (expense), net	(6)	(37)

Income (loss) before income taxes	362	(1,089)

Income tax expense (benefit)	3	––

Net income (loss)	$359	$(1,089)

Earnings (loss) per share:
Basic Earnings (loss) per share	$0.02	$(0.07)
Diluted Earnings (loss) per share	$0.02	$(0.07)

Weighted average number of shares outstanding:
Basic	15,727	14,782
Diluted	16,511	14,782

ZOOM TELEPHONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	03/31/18	12/31/17

ASSETS

Current assets:

Cash	$423	$229
Accounts receivable, net	2,344	2,230
Inventories, net	5,380	5,202
Prepaid expenses and other	1,065	578

Total current assets	9,212	8,239

Property and equipment, net	152	162

Other assets	362	392

Total assets	$9,726	$8,793

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$50	$90
Accounts payable	3,759	3,527
Accrued sales tax	950	831
Accrued other expenses	1,250	1,173

Total current liabilities	6,009	5,621

Total liabilities	6,009	5,621

Stockholders’ equity:

Common stock and additional paid-in capital	40,604	40,418
Retained earnings (accumulated deficit)	(36,887)	(37,246)

Total stockholders’ equity	3,717	3,172

Total liabilities and stockholders’ equity	$9,726	$8,793